LightPath Technologies, Inc. 8-K

Exhibit 99.1

For Immediate Release

LightPath Technologies Announces Results of Special Meeting of Stockholders

Stockholders Vote in Favor of Proposal Which Now Enables the Company to Move Forward with the Completion of the Acquisition of ISP Optics Corporation

ORLANDO, FL – December 7, 2016 – The Board of Directors of LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, announced that stockholders approved a proposal for the Company to issue common stock in connection with the planned acquisition of ISP Optics Corporation (“ISP”) at a special stockholder meeting held yesterday for such purpose. LightPath previously announced the signing of a definitive agreement to acquire ISP for $18 million, of which at least $12 million will be payable in cash with the balance in the form of a note issued to the sellers.

“We are gratified for the strong stockholder support for the acquisition of ISP indicated by the vote held yesterday as we look to complete the acquisition by month end,” said Jim Gaynor, President and Chief Executive Officer of LightPath. Mr. Gaynor went on to say, “LightPath’s management team and Board of Directors unanimously supported the acquisition and we expect ISP to be a transformative addition to our business. As reflected in our combined pro forma income statement included in the proxy statement for yesterday’s meeting, the pro forma revenues and operating income of the combined company for fiscal 2016 are 171% and 148% higher than the revenues and operating income of LightPath on its own.”

Mr. Gaynor continued, “The successful passage of the proposal allows us to pursue the closing of the ISP acquisition which we believe will present us the opportunity to accelerate our global growth strategy and deliver advantages to our business partners around the world. We believe the acquisition of ISP positions the Company as a more significant player in the global market for optical and infrared technologies.”

“As we pursued our overall financing package of a seller note, third party debt, and proceeds from the issuance of common shares as approved by the Company’s stockholders to fund the ISP purchase price, as well as to pay transaction expenses and integration costs in connection with the acquisition, we built in some flexibility to allow us to determine the optimum mix of debt and equity. The ISP shareholders have agreed to accept a note of up to $6 million and we are completing negotiations with our third party lender to provide an acquisition loan of up to $6 million. As a result, we anticipate that the equity portion of the financing will be 40% - 50% of the total amount needed to fund the purchase price, transaction expenses and integration costs,” said Mr. Gaynor.

“Mr. Gaynor continued, “Given the larger scale of the company, the potential earnings power will be greater and we anticipate that cash flow from operations of the combined company will cover the debt service and principal amortization associated with the seller note and third party acquisition loan, and enable us to reinvest for future growth. We also expect the acquisition to be accretive in the first full year of operation. The combination brings together two financially strong companies with complementary businesses which have the potential for meaningful sales, marketing and product development synergies well into the future.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein as potentially being offered in connection with the financing, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Forward-Looking Statements

This release includes statements that constitute “forward-looking statements” within the meaning of federal securities laws, which are statements other than historical facts and that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will” and similar words. All forward-looking statements speak only as of the date of this release. Although we believe that the plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions, or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied, or forecasted in such statements. This release contains certain forward-looking statements that are based on current plans and expectations and are subject to various risks and uncertainties. Our business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect results, and are often beyond our control. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by us in our public filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Dorothy Cipolla, CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc	Darrow Associates, Inc.
Tel: 407-382-4003	Tel: 407-382-4003 x305	Tel: 512-551-9296
jgaynor@lightpath.com	dcipolla@lightpath.com	jdarrow@darrowir.com
Web: www.lightpath.com	Web: www.lightpath.com	Web: www.darrowir.com